Exhibit 23.1

[LETTERHEAD OF WEINICK SANDERS LEVENTHAL & CO., LLP]

CONSENT OF WEINICK SANDERS LEVENTHAL & CO., LLP

(INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in Amendment No. 2 to the Registration Statement of Stem Cell Preservation Technologies, Inc. on Form SB-2, SEC File 333-89718, under the Securities Act of 1933 of our report dated February 20, 2003 (Except portions of Notes 1, 2, 3, 6 and 7 as to which the date is June 13, 2003 and portions of Note 7 as to which the date is July 31, 2003 and September 17, 2003) and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ WEINICK SANDERS LEVENTHAL & CO., LLP

New York, New York

January 12, 2004